FOR IMMEDIATE RELEASE
March 17, 2005

Retek Reaffirms its Recommendation
by Agreeing to SAP’s New Offer of $11.00 per Share

     WALLDORF, Germany, NEWTOWN SQUARE, PA, and MINNEAPOLIS, MN — March 17, 2005 — SAP AG (NYSE: SAP) and Retek Inc. (NASDAQ: RETK) today jointly announced that SAP’s North American subsidiary, SAP America, Inc., has increased its tender offer price to $11.00 per share in cash and that the Retek board of directors unanimously recommends to Retek stockholders that they accept the revised SAP offer. The revised offer represents a 29% premium over SAP America’s original offer on February 28, 2005, a premium of 22% over the Oracle proposal announced on March 8, 2005 and a premium of approximately 5% over Retek’s closing price on March 16, 2005.

     SAP America and Retek have signed an amendment to the merger agreement, modifying the offer price from $8.50 to $11.00. In addition, under the amended merger agreement the termination fee has been increased from $15 million to $25 million. All other elements of the transaction remain unchanged.

     “We believe that SAP’s offer is a good deal for Retek stockholders, and our board of directors has unanimously recommended that it be accepted,” said Marty Leestma, President and Chief Executive Officer of Retek.

     Headquartered in Minneapolis, Retek provides an integrated retail application suite and best-of-breed solutions to more than 200 customers in more than 20 countries around the world.

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With 2004 annual revenue of $174.2 million and approximately 525 employees, Retek also has offices in Atlanta, London and Melbourne.

     “SAP is the undisputed leader in business applications in the U.S. and globally. The retail industry is a strategic priority for SAP, and we have many years of experience in developing and delivering retail solutions,” said Léo Apotheker, President, Global Field Operations and Member of the Executive Board of SAP AG. “We have more than 2,400 retail customers including such leading brands as The Body Shop, Limited Brands and J. Crew. The combination of SAP and Retek will provide customers worldwide with a deep industry knowledge that they could not get from any other software combination.”

     Mr. Apotheker continued, “With SAP, customers have a choice in selecting their database - customers are not locked into a single database vendor. Moreover, with our open integration platform SAP NetWeaver, we can offer our retail customers a swift and painless path to integration and with the Business Process Platform a clear and defined roadmap to the future of business software.”

     SAP will supplement its Offer to Purchase and amend its tender offer statement on file with the Securities and Exchange Commission today to reflect these changes. Similarly, Retek will amend its solicitation/recommendation statement on Schedule 14D-9 on file with the SEC as soon as practicable. The tender offer period, as before, will expire at 12:00 noon (EST) on Friday April 1, 2005, unless extended. SAP stated that this will be its best and final offer for Retek.

     All stockholders will receive copies of the amended materials, including a new Letter of Transmittal. Retek stockholders who have already tendered their shares pursuant to SAP America’s original offer will receive the benefit of the $11.00 per share cash tender offer price and need not take any action in order to do so.

STOCKHOLDERS OF RETEK ARE STRONGLY ENCOURAGED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY SAP AMERICA, INC. AND SAPPHIRE EXPANSION CORPORATION BECAUSE IT CONTAINS IMPORTANT

Retek Agrees to SAP’s New Offer	Page 3

INFORMATION ABOUT THE TENDER OFFER. STOCKHOLDERS OF RETEK ARE STRONGLY ENCOURAGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY RETEK BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors may obtain the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and any other documents filed with the SEC for free at the SEC’s Web site, www.sec.gov. Materials filed by SAP America may be obtained for free at SAP’s Web site, www.sap.com. Materials filed by Retek may be obtained for free at Retek’s Web site, www.retek.com. Credit Suisse First Boston LLC is acting as dealer manager for SAP America in the offer.

About Retek
Founded in 1986, Retek Inc. (NASDAQ: RETK) is a leading worldwide provider of mission-critical software and services to the retail industry. Retek’s goal is to make our customers the most successful retailers in the world. Retek solutions integrate collaborative software with patented predictive technologies, consulting services and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Retek solutions can be deployed individually to meet specific business needs, or as part of a scalable and fully integrated, end-to-end solution. The primary software solutions consist of six integrated, but independently deployable groups of products — Merchandise Operations Management, Store & Multi-Channel Retailing, Supply Chain Planning & Optimization, Supply Chain Execution, Merchandise Planning & Optimization, and Demand Planning. Leading global retailers including Tesco, Best Buy, Gap Inc., Sainsbury’s and Selfridges use Retek solutions. Visit Retek on the Web at www.retek.com. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

About SAP
SAP is the world’s leading provider of business software solutions*. Today, more than 26,150 customers in over 120 countries run more than 88,700 installations of SAP® software—from distinct solutions addressing the needs of small and midsize businesses to enterprise-scale suite solutions for global organizations. Powered by the SAP NetWeaver™ platform to drive innovation and enable business change, mySAP™ Business Suite solutions are helping enterprises around the world improve customer relationships, enhance partner collaboration and create efficiencies across their supply chains and business operations. SAP industry solutions support the unique business processes of more than 25 industry segments, including high tech, retail, public sector and financial services. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE under the symbol “SAP.” (Additional information at <http://www.sap.com>)

(*) SAP defines business software solutions as comprising enterprise resource planning and related software solutions such as supply chain management, customer relationship management, product life-cycle management and supplier relationship management.

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Any statements contained in this document that are not historical facts and that are not made in connection with the tender offer are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the tender offer, and expected integration, growth and improved customer service benefits are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the tender offer, the satisfaction of closing conditions, including the receipt of regulatory approvals, whether certain industry segments will grow as anticipated, the competitive environment among providers of software solutions, and difficulties encountered in integrating companies and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Copyright © 2005 SAP AG. All rights reserved.

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SAP, R/3, mySAP, mySAP.com, xApps, xApp, SAP NetWeaver and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries all over the world. All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serve informational purposes only. National product specifications may vary. Retek is a trademark of Retek Inc.

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